Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Steven M. Samowich, President, (703) 934-5205
Email: samo@infodata.com

Curtis D. Carlson, Corporate Secretary (703) 934-5205
Email: carlson@infodata.com


          INFODATA ANNOUNCES DELAY IN CONSUMMATION OF PROPOSED MERGER
                 APPROVED THIS MORNING BY INFODATA SHAREHOLDERS

Fairfax, VA March 1, 2002 - Infodata Systems Inc. (OTCBB:INFD) announced that at a Special Meeting of Shareholders held this morning, Infodata shareholders approved the proposed acquisition of Infodata by Science Applications International Corporation (SAIC) pursuant to an Agreement and Plan of Merger that was entered into on January 10, 2002 (the Merger Agreement). However, in view of the expected receipt of a Stop-Work Order relating to a contract with a U.S. Government Agency for a complex document production management system, which Infodata announced earlier this morning, consummation of the proposed merger, which was originally scheduled to take place early next week, has been delayed indefinitely until the parties are able to determine whether the contract action will operate to prevent consummation of the merger. Under the terms of the Merger Agreement, SAIC is not required to consummate the merger if a material adverse change occurs with respect to the above-mentioned contract.

Infodata designs, develops and delivers solutions that enable enterprises to share, maintain and retrieve electronic documents, and provides consulting and systems integration services and products in the area of knowledge management to corporate and government organizations.